Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-167413, 333-167413-01 and 333-167413-02

PRICING TERM SHEET DATED MAY 26, 2011

DISCOVER® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2011-2)

$1,000,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2011-2)
CUSIP	254683AQ8
Principal Amount	$1,000,000,000
Interest Rate	One-month LIBOR plus 0.21%
Expected Maturity Date	May 15, 2013
Weighted Average Life	1.94 years
Legal Final Maturity Date	November 16, 2015
Pricing Date	May 26, 2011
Settlement Date	June 7, 2011
Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$143,000,000
	Wells Fargo Securities, LLC	$143,000,000
	Barclays Capital Inc.	$142,800,000
	Credit Suisse Securities (USA) LLC	$142,800,000
	Deutsche Bank Securities Inc.	$142,800,000
	J.P. Morgan Securities LLC	$142,800,000
	RBC Capital Markets, LLC	$142,800,000
Underwriting Discounts and Commissions	0.200%
Underwriting Concessions	0.120%
Underwriting Reallowance	0.0600%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$998,000,000
Estimate of Expenses	$875,000
Minimum Principal Receivables Balance [1,2]	$19,430,569,549.46
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$13,541,827,699.33
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	41.07%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2011-2) notes.

[2]	As of May 26, 2011, after giving effect to the issuance of the Class A(2011-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2011-2) DiscoverSeries notes filed pursuant to Rule 424(b) on May 26, 2011, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-294-1322.